EXHIBIT 99.1

Donald G. Herrman
Chief Financial Officer
(949)  223-5000

FOR IMMEDIATE RELEASE
AUGUST 15, 2001

PACIFIC GULF SHAREHOLDERS APPROVE MERGER WITH FOUNTAINGLEN PROPERTIES;
PACIFIC GULF SETS RECORD DATE FOR DISTRIBUTIONS OF BENEFICIAL INTEREST
IN LIQUIDATING TRUST

     NEWPORT BEACH, CA — August 15, 2001 — Pacific Gulf Properties Inc. (NYSE:PAG) announced today that its shareholders have approved the proposed merger with FountainGlen Properties, LLC, and approved the appointment of Wells Fargo Bank Minnesota, National Association, as trustee of Pacific Gulf’s liquidating trust. Pacific Gulf and FountainGlen intend to close the merger on or about August 21, 2001. Pacific Gulf intends to establish the liquidating trust and transfer cash and its two remaining industrial properties to the liquidating trust prior to the merger.

     Pacific Gulf also announced that its board of directors set the record date for determining those shareholders who are entitled to receive a beneficial interest in the liquidating trust. All holders of record of Pacific Gulf shares or their assignees on August 21, 2001, or, if later, the effective date of the merger, will be entitled to receive a beneficial interest in the liquidating trust. Each shareholder will receive an interest that is proportional to the amount of common stock it holds when compared to Pacific Gulf’s outstanding shares of common stock. The beneficial interests in the liquidating trust will not be certificated, will not trade and will not be transferable or assignable, except by will, intestate succession or operation of law.

     The liquidating trust will be responsible for selling the assets transferred to it and distributing the proceeds received from sales. Pacific Gulf estimates that these assets could produce distributions of up to $2.20 per share (which when taken together with the previously distributed dividend of $1.15 per share totals $3.35 per share). However, any distribution of the assets from the liquidating trust will be subject to satisfaction of all liabilities. Accordingly, Pacific Gulf cannot give any definitive assurances of the amount or timing of distributions from the trust, if any. Pacific Gulf’s estimate assumes no claims for indemnification are made by FountainGlen or other parties to whom Pacific Gulf has sold, or will sell, Pacific Gulf’s other assets, assumes no future material claims against the liquidating trust and is otherwise based on Pacific Gulf’s current cash position, management’s opinion of the current market conditions for the proposed sale of the remaining industrial properties and management’s estimate of Pacific Gulf’s expenses and the expenses of the liquidating trust. These factors could reduce or eliminate distributions from the liquidating trust, the timing and amount of which will be determined by Wells Fargo Bank Minnesota in its capacity as trustee.

     Pacific Gulf Properties Inc. is a real estate investment trust (REIT) that is in the process of liquidating its assets. The company is headquartered in Newport Beach, California.

     Forward-looking statements and comments in this press release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Such statements relating to, among other things, events, conditions, prospects, expectations and financial trends that may affect the transactions discussed herein, as well as the company’s future distributions, plans of operations and financial position are not guarantees of future performance and are necessarily subject to risks and uncertainties, some of which are significant in scope and nature, including without limitation, the conditions to such transactions, increased competition, adverse economic trends, increasing interest rates, future liabilities and other factors.